Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-61080 and 333-162169) on Form S-8 of Qualstar Corporation and Subsidiary (collectively, the “Company”) of our report dated September 8, 2015, except for the retrospective presentation of the one-for-six reverse stock split as to which the date is March 16, 2017, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ SingerLewak LLP

Los Angeles, California

March 16, 2017